Exhibit 99

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ANNOUNCES SENIOR MANAGEMENT CHANGES

DEERFIELD, Ill., August 16, 2010 — United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today announced that P. Cody Phipps has been promoted to the position of president and chief operating officer of the company, effective September 1, 2010.  He will report to Richard W. Gochnauer, who will remain chief executive officer.

Mr. Phipps, 48, joined the company in 2003 as senior vice president, operations and was promoted to president, United Stationers Supply in 2006.  He has been instrumental in driving growth and obtaining operating efficiencies in the company’s largest operating unit and has made a significant positive impact on overall company results.  In his new role, Phipps will have leadership responsibility for all operating units and key strategic initiatives.

Todd Shelton, 43, President, Lagasse, has been promoted to president, United Stationers Supply, replacing Phipps.  He will report to Phipps and serve as a member of the Senior Leadership Team.  Shelton joined Lagasse, the company’s janitorial and breakroom supplies division in 2001 as vice president, finance and was then promoted to chief operating officer of Lagasse in 2005.  In 2008, he was appointed to the position of president of Lagasse and was responsible for leading the development and execution of strategic business initiatives and the delivery of operating plans and goals.

“Today’s announcement demonstrates the bench strength of our leadership team,” said Richard W. Gochnauer, chief executive officer.  “Both Cody and Todd are well-rounded leaders and have demonstrated the qualities and insights to help us drive long-term profitable growth for our shareholders, while delivering innovative solutions and value to customers and suppliers, and opportunities for our associates.  I believe these leadership enhancements will further position the company to continue delivering outstanding results.”

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; prevailing economic conditions and changes affecting the business products industry and the general economy; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; United’s reliance on key suppliers and the supplier allowances and promotional incentives they provide; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the availability of financing sources to meet United’s business needs; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

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Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion.  The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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